Exhibit 99.1

          Capstone Turbine Announces C-200 Beta Testing Plans

   CHATSWORTH, Calif.--(BUSINESS WIRE)--Jan. 7, 2004--Capstone
Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) announced today that it is in the final stages of development of its C-200 microturbine and plans beta testing of the new product to begin in the first quarter of its fiscal year, which begins April 1.
   "We are pleased at the progress we are making on the C-200 development," said John Tucker, Capstone's CEO. "We anticipate that in our third fiscal quarter, based on the results of the beta testing, we will describe our expected plans for the launch of the C-200."

   About Capstone Turbine

   Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial energy products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has sold and shipped more than 2,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 5 million hours of documented operation.

   This press release contains "forward-looking statements," as that term is used in the federal securities laws, about Capstone's business, with regard to the company's expected timing of C-200 development and launch schedules. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Such factors include, but are not limited to Capstone's ability to progress to the beta testing phase as anticipated, the progress of the beta testing phase to permit describing expected product launch plans as anticipated, and other factors detailed in the Company's filings with the Securities and Exchange Commission. Capstone cautions readers not to place undue reliance on these statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
   "Capstone Turbine Corp" is a registered trademark of Capstone Turbine Corporation.

    CONTACT: Capstone Turbine Corporation
             General Media Inquiries:
             Keith Field, 818-734-5465
               or
             Investor and Investment Media Inquiries:
             Alice Barsoomian, 818-734-5428